Exhibit 3.1

NATIONWIDE HEALTH PROPERTIES, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The Charter of Nationwide Health Properties, Inc. (the “corporation”) is hereby amended by deleting Section 1 of Article IV of the Articles of Incorporation (as heretofore amended) and inserting in lieu thereof the following:

“Section 1: The total number of shares of capital stock which the corporation shall have authority to issue is Two Hundred Five Million (205,000,000), of which Two Hundred Million (200,000,000) shall be shares of Common Stock having a par value of $.10 per share and Five Million (5,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all of said shares shall be Twenty-Five Million Dollars ($25,000,000).”

SECOND: The amendment to the Charter as hereinabove set forth was advised and approved by a majority of the entire Board of Directors and approved by the stockholders of the corporation as required by law.

THIRD: The total number of shares of stock of all classes which the corporation had authority to issue immediately prior to these Articles of Amendment was One Hundred Five Million shares (105,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, having a par value of $.10 per share, and Five Million (5,000,000) shares of Preferred Stock, having a par value of $1.00 per share. The aggregate par value of all shares of stock having par value was Fifteen Million Dollars ($15,000,000).

FOURTH: The total number of shares of stock of all classes which the corporation has authority to issue pursuant to these Articles of Amendment is Two Hundred Five Million shares (205,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, having a par value of $.10 per share, and Five Million (5,000,000) shares of Preferred Stock, having a par value of $1.00 per share. The aggregate par value of all shares of stock having par value is Twenty-Five Million Dollars ($25,000,000). The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by these Articles of Amendment.

FIFTH: The undersigned President of the corporation acknowledges these Articles of Amendment to be the corporate act of the corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 24th day of April, 2007.

ATTEST:	NATIONWIDE HEALTH PROPERTIES, INC.

/s/ Don M. Pearson	By:	/s/ Douglas M. Pasquale
Don M. Pearson, Secretary		Douglas M. Pasquale, President